Exhibit (g)(2)

AMENDED EXHIBIT B

to the Custody Agreement

Separate Series of Trust for Credit Unions

Name of Series

Ultra-Short Duration Portfolio

Short Duration Portfolio

Enhanced Income Intermediate Duration Credit Portfolio

Enhanced Income Credit Plus Equity Portfolio

As Revised October 27, 2021

28